                                                          Registration No. 333-
                                                          Filed March 26, 1999
                                                                      --

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                     FORM S-8

                             REGISTRATION STATEMENT
                                       UNDER
                           THE SECURITIES ACT OF 1933




                            Staten Island Bancorp, Inc.
-------------------------------------------------------------------------------
      (Exact Name of Registrant as Specified in its Articles of Incorporation)

       DELAWARE                                       13-3958850
------------------------                 ------------------------------------
(State of Incorporation)                 (I.R.S. Employer Identification No.)

                                 15 Beach Street
                        Staten Island, New York  10304-2713
-------------------------------------------------------------------------------
                     (Address of Principal Executive Offices)


                              1998 Stock Option Plan
--------------------------------------------------------------------------------
                             (Full Title of the Plan)

                                                    Copies to:
Harry P. Doherty
Chairman of the Board and Chief Executive Officer   Hugh T. Wilkinson, Esq.
Staten Island Bancorp, Inc.                         Elias, Matz, Tiernan & Herrick L.L.P.
15 Beach Street                                     734 15th Street, N.W.
STATEN ISLAND, NEW YORK  10304-2713                 Washington, D.C. 20005
----------------------------------------
(Name and Address of Agent For Service)
                                                    (202) 347-0300

(718) 447-7900
-------------------------
(Telephone Number, Including Area Code, of Agent for Service)

                               Page 1 of 9 Pages
                       Index to Exhibits is Located on Page 6

                          CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------


       Title of
      Securities                    Amount                Proposed Maximum           Proposed Maximum        Amount of
         to be                       to be                 Offering Price                Aggregate          Registration
      Registered                  Registered                  Per Share               Offering Price             Fee
                                      (1)
--------------------------------------------------------------------------------------------------------------------------

Common Stock,
 par value                        3,056,000                  $22.875(3)                 $69,906,000(3)
 $0.01

Common Stock,
 par value                        1,242,125                  $16.844(4)                  20,922,354(4)
  $0.01                           ---------                                             -----------

Total                             4,298,125(2)                                          $90,828,354            $25,250.00
                                  ------------                                          -----------            ----------
                                  ------------                                          -----------            ----------

--------------------------------------------------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Staten Island Bancorp, Inc. (the "Company" or the "Registrant") Stock Option Plan (the "Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, $0.01 par value per share ("Common Stock"), of the Company.

(2)      Represents shares currently reserved for issuance pursuant to the Plan.

(3) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended ("Securities Act"). The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the options to purchase 3,056,000 shares of Common Stock which are outstanding under the Plan as of the date hereof.

(4) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share for the 1,242,125 shares for which stock options have not been granted under the Plan is equal to the average of the high and low prices of the Common Stock of the Company on March 23, 1999 on the New York Stock Exchange.

                           --------------------------

         This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. Section 230.462.

                                    PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

                  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 31, 1998;

                  (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the financial statements in the Annual Report referred to in clause
                           (a) above;

                  (c) The description of the Common Stock of the Company contained in "Description of Capital Stock of the Company" in the Prospectus included in Staten Island Bancorp, Inc.'s Registration Statement on Form S-1 (File No. 333-32113);

                  (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.           DESCRIPTION OF SECURITIES.

         Not applicable since the Company's Common Stock is registered under
Section 12 of the Exchange Act.

ITEM. 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with the General Corporation law of the State of Delaware, Articles 9 and 10 of the Registrant's Certificate of Incorporation and
Article VI of the Registrant's Bylaws provide as follows:

ARTICLE 9. LIABILITY OF DIRECTORS AND OFFICERS. The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of this Certificate of Incorporation or as such law may be thereafter in effect. No amendment, modification or repeal of this Article 9 shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

ARTICLE 10. INDEMNIFICATION. The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware, provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10.

ARTICLE VI OF BYLAWS - INDEMNIFICATION, ETC. OF DIRECTORS, OFFICERS AND
EMPLOYEES

         6.1 INDEMNIFICATION. The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation's Certificate of Incorporation.

         6.2 ADVANCEMENT OF EXPENSES. Reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

         6.3 OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

         6.4 INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

         6.5 MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

ITEM 8.           EXHIBITS.

         The following exhibits are filed with this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

         NO.      EXHIBIT                                                                        PAGE
         ---      -------                                                                        ----
         4        Form of Common Stock Certificate*                                              ----

         5        Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the                     E-1
                  legality of the securities

         23.1     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained                    ----
                  in the opinion included as Exhibit 5)

         23.2     Consent of Independent Accountants                                             E-3

         24       Power of attorney for any subsequent amendments                                ----
                  (located in the signature pages of this Registration
                  Statement)

         99       1998 Stock Option Plan**                                                       ----

* Incorporated by reference from the Company's Registration Statement on Form S-1 as filed on July 25, 1997 (File No. 333-32113).

** Incorporated by reference from the Company's Proxy Statement on Schedule 14A as filed on June 5, 1998 (File No. 333-32113).

ITEM 9.           UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Staten Island, State of New York, on this 17th day of March, 1999.

                              STATEN ISLAND BANCORP, INC.



                              By:      /S/ HARRY P. DOHERTY
                              ---------------------------------------
                                       Harry P. Doherty
                                       Chairman of the Board and Chief
                                       Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Harry P. Doherty his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

NAME                                         TITLE                                       DATE
----                                         -----                                       ----
/S/ HARRY P. DOHERTY                         Chairman of the Board                       March 17, 1999
----------------------------------           and Chief Executive
Harry P. Doherty                             Officer (principal
                                             executive officer)



/S/ JAMES R. COYLE                           Director, President and Chief               March 17, 1999
----------------------------------           Operating Officer
James R. Coyle



/S/ EDWARD J. KLINGELE                       Senior Vice President                       March 17, 1999
----------------------------------           and Chief Financial Officer
Edward J. Klingele

NAME                                         TITLE                                       DATE
----                                         -----                                       ----


/S/ HAROLD BANKS                             Director                                    March 17, 1999
---------------------------------------
Harold Banks



/S/ CHARLES J. BARTELS                       Director                                    March 17, 1999
---------------------------------------
Charles J. Bartels



/S/ WILLIAM G. HORN                          Director                                    March 17, 1999
---------------------------------------
William G. Horn



/S/ DENIS P. KELLEHER                        Director                                    March 17, 1999
---------------------------------------
Denis P. Kelleher



/S/ JULIUS MEHRBERG                          Director                                    March 17, 1999
---------------------------------------
Julius Mehrberg



/S/ JOHN R. MORRIS                           Director                                    March 17, 1999
---------------------------------------
John R. Morris



/S/ KENNETH W. NELSON                        Director                                    March 17, 1999
---------------------------------------
Kenneth W. Nelson



/S/ WILLIAM E. O'MARA                        Director                                    March 17, 1999
---------------------------------------
William E. O'Mara